Exhibit 10.46

                            SHARE TRANSFER AGREEMENT


This Agreement was entered into on this 27th November 2000 in Warsaw by and between:

1. International Fast Food Corporation, an American company with its registered office in Miami Beach, 1000 Lincoln Road, Suite 200, Florida, 33139, USA, represented by Tomasz Barylski on the basis of the power of attorney attached hereto as an Exhibit No 1, hereinafter referred to as the Seller,

and

2. American Restaurants Sp. z o.o. with its seat in Wroclaw, at Maria Curie - Sklodowska 1, entered into commercial register of the District Court for Wroclaw under no. RHB 9262 represented by Parvek Misztal based on the power of attorney granted by Tomasz Suchowierski and Henry McGovern--members of the management board on the basis of the excerpt from the commercial register (power of attorney and excerpts from commercial register attached hereto as an Exhibit No 2), hereinafter referred to as the Purchaser,

and

3. International Fast Food Polska Spolka z ograniczona odpowiedzialnoscia with its registered office in Warsaw ul. Jagiellonska 15 entered into the commercial register kept by the District Court for the city of Warsaw XVI Economic Registration Division under RHB No 32513, represented by Joanna Makowska - commercial attorney of Company, hereinafter referred to as the Company.



                                     ss. 1
1. The Seller warrants and declares that he owns one share ("the Share") of the nominal value of 90.106.980,43 PLN (ninety million one hundred and six thousand nine hundred and eighty zlotys and forty three groszy) in the share capital of International Fast Food Polska Spolka z ograniczona odpowiedzialnoscia with its registered office in Warsaw ul. Jagiellonska 15 entered into the commercial register kept by the District Court for the city of Warsaw XVI Economic Registration Division under RHB No 32513, (,,the Company"). 2. The Seller represents that the Share is free and clear of any claims, charges, pledges and/or encumbrances. Further, the Seller represents that the Share constitutes 100% of the Company's share capital.

                                     ss. 2
1. The Seller represents that no approval of the Company's Shareholders' Assembly is required for transfer of the Share.
2. The Seller further represents that the Seller received all internal corporate approvals for transfer of shares.

                                     ss. 3
1.   The Seller hereby sells and the Purchaser hereby buys the Share for
     2.000.000 USD (two million US dollars) ("the Price") subject to increase or decrease as described in ss. 7
2.   Purchase price will be paid as follows:
         a) Within 2 (two) business days of execution of the Agreement of Release from Burger King Corporation ("BKC") in the form agreed by Purchaser, the Purchaser shall initiate the payment via swift wire transfer to the Seller's account of 1,000,000 USD (one million USD). If Purchaser fails to pay this amount on time, Purchaser shall pay to Seller 5.000 USD (five thousand US dollars) as contractual interests for each day of delay.
               For the purposes of this transaction, Agreement of Release shall mean any and all documents, agreements, statements or combination of such documents necessary to provide the Purchaser with the following:
                    -- A release by BKC of any First Rights of Refusal to purchase shares or assets in the Company;
                    -- A release from any and all obligations arising from any existing franchise or development agreements between the Company and BKC;
                    -- A release from any and all obligations arising from the BKC Development Agreement;
                    -- The Development Agreement and BKC Franchise Agreements shall be terminated upon closing, with no further obligations to the Purchaser except those mentioned above.
               The Purchaser and Seller hereby agree to make best efforts to ensure that the Agreement of Release is issued and executed. Purchaser further agrees to initiate the payment to BKC via wire transfer of the sum of $ 333,500 (three hundred thirty three thousand five hundred USD) within 2 business days after execution of the Agreement of Release and after the execution of this Agreement, in final payment for all amounts of money due BKC by the Company and the Seller. If ownership title to the Share is not transferred to the Purchaser of the Share, then Seller agrees to pay back Purchaser for the amount of $ 333,500.

               b) Within 7 business days after statement of non-objection to the merger is issued by the President of the Office for Competition and Consumer Protection and delivered to any of the Parties, the Purchaser shall initiate swift wire transfer to the Seller of 800.000 (eight hundred thousand US dollars) USD. If Purchaser fails to pay this amount on time, Purchaser shall pay to Seller 5.000 USD (five thousand US dollars) as contractual interests for each day of delay. The full $ 800,000 under this provision shall not be subject to any offsets of any nature whatsoever. Same interest shall apply to payment described in point c) below.

               c) Starting from receipt of Agreement of Release Purchaser shall conduct due diligence of the Company not to exceed 90 days. At the end of this 90 (ninety) days due diligence period the Purchaser shall pay to the Seller 200.000 USD less any discovered unrecorded liabilities incurred prior to November 1,2000 and to the extent that Due Debts mentioned in par 7 exceed given there amount and are paid by the Purchaser.

                                     ss. 4
1. The ownership right of the Share shall pass to the Purchaser as soon as (automatycznie) and not earlier than all the "conditions precedent" (warunki zawieszajace) mentioned below have been fulfilled:
     a) The Parties shall receive the Agreement of Release as described in par.3.2a) above. Should the Agreement of Release not be issued within 14 days from executing this transaction Seller shall have the right to terminate this agreement by notice in writing having immediate effect upon delivery to Purchaser. Should the Agreement of Release not be issued within 90 days from executing this transaction Purchaser shall have the right to terminate this agreement by notice in writing having immediate effect upon delivery to Seller. The Purchaser and Seller hereby agree to make best efforts to ensure that Agreement of Release is issued and executed.
     b)   Seller received first part of the purchase price as described in art
          3.2a.
     c) Not later than 4 (four) months starting from the date of this Agreement, both Purchaser and the Company shall procure that a statement of non-objection to the merger is issued by the President of the Office for Competition and Consumer Protection. Should the Purchaser fail to notify the President of the Office for Competition and Consumer Protection of the projected merger within 21 days starting from the date of execution of this Agreement, the Purchaser shall pay to the Seller contractual penalty amounting to 5.000 (five thousand US dollars) USD for each day of delay beyond 21 days. Should the Company fail to notify the President of the Office for Competition and Consumer Protection of the projected merger within 21 days starting from the date of execution of this Agreement, the Company shall pay to the Purchaser contractual penalty amounting to the equivalent in PLN of 5.000 (five thousand US dollars) USD for each day of delay beyond 21 days. The parties hereby agree to cooperate in good faith during the procedure of getting the permit from the President of the Office for Competition and Consumer Protection.
     d) Seller received second part of the purchase price as described in par. 3.2.b
          2. Should the statement of non-objection mentioned in section 1 c) above be not issued within four months starting from the date of this Agreement, the Parties hereto shall negotiate in good faith another way of transferring the Share or the Company to the Purchaser or a third party indicated by the latter, such transfer not to require the said statement of non-objection, provided however that such negotiations cannot lead to infringement of Polish regulations on protection of competitions or to avoidance of the law. Seller and the Company hereby agree that they will not sell, encumber, pledge or dispose in any other way of the Share or material asset of the Company, within the period of negotiations, not to exceed 6 (six) months, without the prior written consent of the Purchaser which consent shall not be unreasonably withheld.
          3. Seller will not be obliged to return to the Purchaser any amounts received hereunder unless the Seller sells the Share to another Party or if the transfer of ownership of the Share does not occur due to reasons for which Seller is responsible.
          4. If conditions precedent listed in section 1 above are not jointly fulfilled within the period of 12 months and none of the parties terminates this Agreement, this Agreement will automatically expire.

          5. The obligations of the Purchaser resulting from this Agreement shall be covered by the guarantee issued by Amrest Holdings N.V. to the extent described in said guarantee. The guarantee constitutes Exhibit 18.

                                     ss. 5
1. The Seller represents that he has a claim towards the Company amounting to 848.045USD ("IFFP Debt"). The parties hereto have entered into a contract, by virtue of which IFFP Debt is to be transferred to the Amrest Holdings N.V. subject to the transfer of the ownership of Share mentioned herein. In the aforementioned contract the Seller releases the Company from any financial claims towards the Seller other than IFFP Debt and Company releases Seller from any debts in particular debts resulting from any loans which have not been fully remitted to the Company. The aforementioned contract constitutes Exhibit 4 hereto. The Seller represents that there are no further claims against the Company, and if there are claims, they are hereby forgiven.

2. The Seller declares that he has entered into a contract, by virtue of which a third party designated by Seller shall acquire from the Company the Company's claim against Pizza King Polska Spolka z ograniczona odpowiedzialnoscia with its registered office in Warsaw, Poland ("PKP") amounting to 1.980.635 PLN ("PKP Debt"), such acquisition to be subject to the transfer of the ownership of the Share. Such contract of acquisition constitutes Exhibit 5 hereto. The Purchaser declares that he will not question the validity and effectiveness of such acquisition.

                                     ss. 6
1. The Seller informs that PKP uses some of the equipment, software and the office space of the Company as described in Exhibit no 6.

2. The Purchaser does hereby commit himself to allow for the use of the aforementioned equipment, software and office space in the same manner as now for six months following the transfer of ownership right of the Share as described in Exhibit no 6 above.

                                     ss. 7
1. The Seller warrants that as of October 31,2000 Total Liabilities (liabilities as marked in RED in Exhibit 7) minus the sum of cash as noted in Exhibit 7, VAT receivable balance as of October 31, 2000 collected post October 31, 2000 through 1 year from the signing of this agreement and accounts receivable collected post October 31, 2000 through 1 year from the signing of this agreement , the value of inventory, other current assets and prepaid expenses on Exhibit 7 used or sold post October 31,2000 through 1 year from the signing of this agreement (the result of such calculations shall hereinafter be referred to as Due Debts) will not exceed 3.000.000 (three million US dollars) USD. To such extent that Due Debts do total more than 3.000.000 (three million US dollars) USD the Seller shall be responsible for them and shall reimburse the Purchaser within 30 days of receipt of proof, not earlier than payment as described in paragraph 3.2b. has been made. Payment to Purchaser shall solely be from the $ 200,000 reserve fund in paragraph 3.2c and after that fund is extinguished upon demand on the guarantee of PKP as Exhibit --. Guarantee shall expire upon sale of PKP to third party or after one year whatever occurs first. The Purchaser agrees that under no circumstances is the Seller directly responsible but only through the $ 200,000 reserve fund and the guarantee of PKP as stated above.

2. Should, within one year from the date of this agreement, Due Debts prove to be less than 3.000.000 USD minus the Amerbank Loan or should the Company pay less than 3.000.000 USD minus the Amerbank Loan to its creditors whose claims make up this amount, the Purchaser shall pay to the Seller half of the difference between the amount mentioned and the actually paid amount.

3. Should, within the due diligence period any unrecorded liabilities arise to the extent that Due Debts exceed 3.000.000 USD Purchaser shall have the right to decrease the amount specified in par 3.2c) by the amount exceeding
     3.000.000 USD. Should, within one year from the date of this agreement, Due Debts prove to be more than 3.000.000.USD, and the Purchaser is capable of proving that Due Debts exceed 3.000.000 USD and the difference was paid by the Purchaser, the Purchaser may demand from the Seller the repayment of the difference to the extent that amount specified in par 3.2c was not decreased. They want PKP to guarantee the balance, if any.

4. The Purchaser shall submit quarterly to the Seller a statement of the amounts paid to the Company's creditors, such statements to be signed by the persons authorized to represent the Purchaser and provide which liabilities making the amount of 3.000.000 USD were actually paid.

5. The Purchaser is obliged after acquisition of title to the Share to make available to the auditors indicated by the Seller any and all financial documents of the Company. Should the Purchaser fail to comply with the aforementioned obligation within 14 days from Seller's notice in writing delivered after the lapse of one year, the Purchaser shall pay contractual penalty amounting to 1.000 USD (one thousand US dollars) for each day of delay. This obligation expires 14 months after acquisition of the Share.

                                     ss. 8
                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

1.   Each Party hereby represents and warrants to all of the other Parties that:
     (a) it has full power to enter into this Agreement and that the persons signing this Agreement on behalf of such Party are duly authorized to bind such Party in the performance of this Agreement; (b) the execution and performance of this Agreement by such Party will not constitute a default under any agreement or commitment to which such Party is a party, or violate any administrative decision, judgement, decree or award by which such Party is bound; and (c) this Agreement has been duly authorized, executed by such Party and approved by such Party's respective governing bodies, and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar laws relating to or affecting the enforceability of creditors' rights generally.

2. The Parties hereby confirm that the Purchaser and Seller decide to enter into this Agreement in reliance on the representations made and warranties given by the other Party in this Agreement and that without such representations and warranties any party would not have entered into this Agreement.

                                     ss. 9
          REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

1. In connection with the par 8 section 2, the Seller and the Company hereby represents and warrants to the Purchaser the following:

     (a) all the documents and written information made available by the Company and the Seller, their employees, agents and advisors, represent a complete, true and fair view of the operations as well as the financial and legal position of the Company and the Seller; in particular there exist no known documents or information not presented to the Purchaser, their representatives or advisors regarding circumstances which could have a material adverse effect on the operations or the financial or legal position of the Company;

     (b) the Company is duly incorporated, validly existing under the laws of Poland, is and has been since its incorporation duly licensed, permitted and qualified to conduct its business in Poland and the establishment of the Company was performed in accordance with the laws of Poland;

     (c) the Seller is duly incorporated and validly existing under the laws of Florida, and there are no pending or threatened bankruptcy, liquidation or settlement with creditors proceedings relating to Seller

     (d) the share capital has been paid in accordance with the provisions of the Polish Commercial Code except for the amount of approximate
          120.000 USD of the in-kind contribution. In return for unpaid contribution Seller forgave equal amount of the loan granted to the Company. The current excerpt from the share register of the Company is attached hererto as Exhibit B,

     (e) the entire share capital of the Company is free of any encumbrances and clear of any claims, validly issued save section d) above, and free of any third party's rights;

     (f)  the Company has no Supervisory Board;

     (g) no consent or authorization or filing with any governmental authority is required in connection with selling the Share in the Company by the Purchaser, except for the notification to the President of the Office for the Competition and Consumer Protection;

     (h) the Company received required licenses and permits to conduct its operations;

     (i) As of October 31,2000 Due Debts of the Company do not exceed 3.000.000 USD except for the liabilities resulting from the loans stipulated in the attached assignment of claims between IFFC and Amrest Holding N.V.;

     (j) the Company is not an owner or perpetual usufructuary of any real estate located in the territory of Poland or abroad;

     (k) the Company does not use any property of a state owned person under any title under any agreement longer than 6 months;

     (l) the Company is not obliged to transfer or encumber, gratuitously or non-gratuitously, any element of its property to any third person as of today or in the future, except for donation promised to one of the Municipalities at the amount of --- PLN as described in Exhibit 9;

     (m) the Company does not own shares or partnership interest in any company or partnership, except CRSB Sp. z o.o. and Krolewski Hamburger - Polska Sp. z o.o. who's deed of association and commercial register extracts are attached hereto as Exhibits 10 and 11 ;

     (n) the Company is not in infringement of any industrial and intellectual property rights of other persons,

     (o) the Company observes its employee's rights and obligations in compliance with all internal, local, regional and national labor laws (including the Safety and Hygiene at Work provisions);

     (p) there is no litigation and administrative proceedings to which the Company is a party and there are no other litigation matters (including arbitration), claims, proceedings or investigations pending or threatened against the Company (including proceedings connected with protection of the environment pending against the Company or caused by the motion of the Company) other than what is listed on Exibit --;

     (r) there are no custom matters pending against or threatening to the Company before custom authorities or before the Supreme Administrative Court;

     (s) the Company is not in default with respect to any order issued by any court, governmental authority or arbitration board or tribunal to which the Company is a party or is subject to, and the Company is not in violation of any laws, ordinances, governmental rules or regulations which it is subject to (including environmental laws);

     (t) the Company prepared and filed prior to the time when due all appropriate local and national authorities all tax and social security returns and other reports required to be filed by the Company prior to the date hereof, which tax returns and reports were correctly prepared and consistent with the financial statements of the Company, and the Company has paid all due taxes, including interest and penalties, in respect of all periods covered by such return. The Company is not a party to any pending action or proceedings instituted by any governmental authority for assessment or collection of taxes other than set forth on Exhibit --. All taxes which the Company is required by law to withhold or collect, have been duly withheld or collected and have been timely paid over to the proper governmental authorities or properly held by the Company for such payment;

     (u) no administrative fees or costs are due and the Company is not a party to any pending or threatened action by any governmental authority which can result in payment of any such administrative fees or costs;

     (v) the Company is not a party of any binding agreement or preliminary agreement which could create obligation to the Company to sell the Enterprise or any part of the Company to any third person;

     (w) The Seller is not a party of any agreement or preliminary agreement obliging the Seller to dispose (including donation) the Share in the Company;

     (x) the Company has not granted any guarantees and has not issued any bills of exchange, created any charges over its current or future assets and is not liable for any debts of any third parties, excluding those listed in Exhibit 12;

     (y) No long-term contracts of more than 3 months were signed, excluding those listed in Exhibit 13;

     (z) There are no transactions and agreements between the Company and (i) Company shareholders, (ii) members of the Management Board of the Company, (iii) any party related to the persons specified in clauses
          (i) and (ii) which can create obligation of the Company at the moment and can create them in the future excluding other than already revealed to the Purchaser according to this Agreement;

     (aa) Exhibit 14 constitutes the true and complete list of all material transactions, agreements and contracts to which the Company is a party, all liens, encumbrances, assignments or pledges of any of the Company's property whether personal, tangible or intangible personal property; All these documents are in full force and effect and the Company is not aware that any party thereto is, in breach or default thereof;

     (bb) The Seller and Company hereby warrant that there has been no material change in financial condition of the Company from November 1st, 2000 audit till today other than incurred in the normal course of business.

3. The Seller declares, that while executing the rights of the Shareholders Assembly of the Company starting from the day of signing this Agreement shall not adopt any resolution, which will change the current financial and legal status of the Company without prior written consent of the Purchaser, in particular shall not decrease the capital of the Company, redeem the share or dismiss Member of the Management Board. Seller grants hereby the Purchaser the power of attorney to execute all necessary rights of Shareholders Assembly of the Company. Following the receipt the above mentioned power of attorney the Purchaser declares, that while executing the rights of the Shareholders Assembly of the Company shall not adopt any resolution, which would result in harm to the Company or Seller.

4. During the validity of this Agreement the Seller undertakes not to enter into any agreement by which the Seller would sell, dispose, encumber, pledge or donate the Share or would be obliged to do so.

5. The Seller guaranties to the Purchaser the right of first refusal to purchase the shares held by IFFC in Pizza King Polska Sp. z o.o. domiciled in Warsaw, Poland (prawo pierwokupu) for the period of 12 months from the date of signing this Agreement. The right of first refusal shall be exercised in accordance with Polish Civil Code with the exception that the Purchaser shall have 21 days after notification of the sale agreement to exercise its right of first refusal.

6. The representations and warranties described in par. 9.1 a) - 9.1 aa) are subject to materiality as described in par 15.

7. Representations and warranties regarding the Share in particular those described in ss. 1 section 2 and ss. 9 section 4 shall be treated as significant features of the Share from the point of view of the provisions regarding warranty for physical and/or legal defects.

ss.10 The Seller represents that it is the guarantor towards Bank Amerykanski w Polsce S.A. w Warszawie ("Amerbank") of payment by the Company of the amount of
1.375.002 USD arising under credit contracts herein referred to as "Amerbank Loan", attached as Exhibit 15.2. The Purchaser shall within 60 days after transfer of ownership of Share procure that the Seller's obligation mentioned above is assumed by the Purchaser and the Seller is thus fully released from the said obligation by Amerbank. If Amerbank does not agree on such assumption and release, Purchaser hereby agrees and warrants that if Amerbank demands the payment of debt from Seller, Purchaser shall pay such debt. Purchaser further agrees not to renew, modify or increase the amount due with Amerbank without causing the bank to release the Sellers guarantee. Additionally the payment of credit mentioned above is secured by the guarantee constituting Exhibit 18.

                                     ss. 11
The Seller declares that simultaneously with signing of this Agreement it shall procure that the composition of the management board of the Company is changed in such a way that the management board of the Company is composed of the persons indicated by the Purchaser. The so appointed management board shall manage the Company's affairs in accordance with the Management Agreement attached hereto as Exhibit No 16.

                                     ss. 12
The transfer of the ownership right of the Share shall be notified by the Purchaser to the management Board of the Company in order for the management board to comply with the notification obligation arising out of Article 188 ss.3 of the Polish Commercial Code.

                                     ss. 13
1. Any payments to the Seller pursuant to the provisions of this agreement shall be transferred to the following account: Northern Trust Bank of Florida, N. A., 700 Brickell Avenue, Miami, Florida 33131, ABA Routing No. 066009650, for final credit to International Fast Food Corporation account 1010033376.
2. Any notice which either Party hereto is required to serve upon other Party should be in writing and shall be sufficiently served if personally delivered with a written receipt or sent by registered mail and faxed or by Internationally Recognized Courier Company in the instance of the Seller to: International Fast Food Corporation Miami Beach, 1000 Lincoln Road, Suite 200, Florida, 33139.

     in the instance of the Purchaser to:
     Henry McGovern,
     "American Restaurants" Spolka z o.o.
     50-381 Wroclaw, ul. M.C.Sklodowkiej 1


     Copy of any notice sent by the Purchaser to the Seller or the Company should be sent to:
     Mr. Tomasz Barylski
     Barylski T., Olszewski A., Brzozowski A.
     Kancelaria Prawnicza, Spolka Komandytowa
     Ul. Krakowskie Przedmiescie 4/6
     00-333 Warsaw
     Fax no. 22 828 71 71


                                     ss. 14
1. This Agreement has been executed, as of the date first above written, in Polish and English language versions; in case of any discrepancies the English version shall prevail.
2. For the purpose of this Agreement "materiality" shall mean the aggregate amount in excess of 50.000 USD arising from any damage that results into an actual financial loss as a consequence of breach of representation and warranties. Any liability of the Seller as provided for in paragraph 7.1 resulting from representations and warranties shall only be payable once the Due Debt, plus liabilities arising from representations and warranties exceed 3.000.000 USD.

                                     ss. 15
1. The Company agrees, simultaneously with signing of this Agreement, to deliver to Commercial Court the attached list of shareholders with reference to the rights of Purchaser under this Agreement. The list of shareholders constitutes Exhibit 17.
2. The parties hereto mutually agree to maintain all the terms and conditions of this Agreement in complete confidence including the terms of all related transactions with BKC, except for disclosures required by law.

                                     ss. 16
1.   This Agreement is subject to Polish Law.
2. Any disputes arising out of this Agreement, shall be settled by the Arbitration Court at the National Chamber of Commerce in Warsaw in accordance with the rules of that court.

List of Exhibits:
1)   No 1 - power of attorney for Tomasz Barylski;
2)   No 2 - extract from the commercial register of American Restaurants Sp.
            z o.o.;
3)   No 3 - extract from the commercial register of IFFP sp. z o.o.;
4)   No 4 - assignment of IFFC claims to Amrest Holdings N.V.;
5)   No 5 - assignment of IFFP claims against PKP;
6)   No 6 - description of relationship between PKP and IFFP;
7)   No 7 - marked balance sheet of IFFP;
8)   No 8 - share register of IFFP;
9)   No 9 - letter to Municipality;
10)  No 10 - deed of association of CRSB Sp.z o.o.;
11)  No 11 - extract from the register of Krolewski Hamburger - Polska Sp. z
             o.o.;
12)  No 12 - list of guarantees;
13)  No 13 - list of long term contracts;
14)  No 14 - list of other important contracts;
15)  No 15 - Credit Agreement;
16)  No 16 - Management Agreement.
17)  No 17 - list of shareholders;
18)  No 18 - Amrest Holdings N.V. guarantee;


Company                     Seller:                   Purchaser:


                     /s/ MITCHELL RUBINSON            /S/ SIGNATURE ILLEGIBLE
-----------          ---------------------            -----------------------

                           ANNEX I DATED ____________
                 TO SHARE TRANSFER AGREEMENT OF 27 NOVEMBER 2000
                          ("SHARE TRANSFER AGREEMENT")
                          ENTERED INTO BY AND BETWEEN:

1. International Fast Food Corporation, an American company with its registered office in Miami Beach, 1020 Lincoln Road, Suite 200, Florida, 33139, USA, represented by Mitchell Rubinson and Larry Schatz, hereinafter referred to as the Seller,

and

2. American Restaurants Sp.z.o.o. with its seat in Wrochaw, at Maria Curie - Sklodowaka 1, entered into commercial register of the District Court for Wrochaw under no. RIJB 9262 represented by (name illegible) and Tomasz Suchowierski hereinafter referred to as the Purchaser.

and

3. International Fast Food Polska Spolka z orgraniczona odpowiezialnoscia with its registered office in Warsaw ul. Jagiellonska 15 entered into the commercial register kept by the District Court for the city of Warsaw XVI Economic Registration Division under RHB No. 32513, represented by Tomasz Wieniewski and Jack Trybuchorwski hereinafter referred to as the Company.



                                      SS.1

         The Purchaser acknowledges that the Agreement of Release attached hereto as appendix 1 if signed by BKC is satisfactory to the Purchaser and fulfills the requirements provided for in ss. 3(2)(a) of the Share Transfer Agreement. The Agreement of Release shall be signed by Purchaser simultaneously with signing this annex.



                                      SS.2

         Further, the Parties have resolved to make the following amendments to the Share Transfer Agreement:

     ss. 3(2)(b) shall read as follows:

     "Within 7 business days after statement of non-objection to the merger is issued by the President of the Office for Competition and Consumer Protection and delivered to any of the Parties, the Purchaser shall initiate swift wire transfer to the Seller of 700,000 (seven hundred thousand US dollars) USD. If Purchaser fails to pay this amount on time, Purchaser shall pay to Seller 5,000 USD (five thousand US dollars) as contractual interest for each day of delay. The full $700,000 under this provision shall not be subject to any offsets of any nature whatsoever. Same instrument shall apply to payment described in point e) and d) below."

     ss. 3(2)(c) shall read as follows:

     "Starting from receipt of Agreement of Release (today) Purchaser shall conduct due diligence of the Company not to exceed 360 days. At the end of this 360 (three hundred and sixty) days due diligence period the Purchaser shall pay to the Seller 200,000 USD less any discovered unrecorded liabilities incurred prior to November 1, 2000 and to the extent that Due Debts mentioned in par 7 exceed given their amount and are paid by the Purchaser. One year, as referenced in this Share Transfer Agreement, shall equal 360 days."

     A new ss. 3(2)(d) shall be added, which shall read as follows:

     At the end of ninety (90) days the Purchaser shall pay to the Seller, by Swift wire transfer, $100,000 (one hundred thousand dollars) USD, less the costs to the Purchaser of the closing and termination of the lease agreements for Raciborz and/or Katowice. The Seller's liability regarding the lease of Raciborz and Katowice shall be limited by this provision and in event shall exceed $100,000 USD. Any monies retained by Purchaser under this provision and later not actually paid to the creditor, shall be paid to the Seller after one year from the date of the signing of the Share Transfer Agreement. Purchaser agrees to use their best efforts to mitigate the cost to the Seller. If Purchaser decides to operate at any of these locations, there shall be no charge by Purchaser against the reserve fund for that location. If Purchaser sells either Katowice or Raciborz, the funds received for sale shall be for the benefit of the Seller and shall be remitted to the Seller by the Purchaser within 7 business days of receipt."

     A new ss. 4(6) shall be added after ss. 4(5), which shall read as follows:

     "The earlier of (illegible) months from the signing of the Share Transfer Agreement or the procurement of a statement of non objection to the merger from the President of the Office for Competition and Consumer Protection the Purchaser shall have the right to terminate the Share Transfer Agreement provided that no section has been taken by the Company and/or the Purchaser out of the ordinary course of business. Not ordinary course of business shall include but not be limited to the modification, transfer, sale or cancelling of any lease agreement of the closing of any location or the entering into any binding contracts. If Purchaser elects to terminate the Share Transfer Agreement the Purchaser shall forfeit all monies advanced to the Company and all monies given to Seller. The Company and the Seller shall be under no obligation to return any monies or consideration given up to the date of notification or termination. This provision shall only be valid and enforceable once the conditions of payment have been met by Purchaser under 3(2)(a)"

                                      SS.3

         Purchaser does hereby acknowledge that the guaranty issued by AmRest Holdings N.V. constituting enclosure 13 to the Share Transfer Agreement is still valid and sufficient under the modifications to the Share Transfer Agreement introduced by this annex. In witness whereof the guaranty has been duly confirmed by AmRest Holdings N.V. and attached hereto as appendix 2.



                                      SS.4

         The provisions of this annex amending the Share Transfer Agreement shall come into force and be binding upon the Parties under the condition that Purchaser initiates swift wire transfer of 1,000,000 USD (one million US dollars) as provided in ss. 3(2)(a) of the Share Transfer Agreement



                                      SS.5

         This annex has been executed by fax. The Parties acknowledge that such mode of execution of this annex is valid and binding upon them. The Parties shall as soon as possible, but not later than within 10 business days starting from the date of this annex, procure that the originally signed copies of this annex are duly exchanged among them.



                                      SS.6

         The Polish version of this annex shall be prepared within the next 3 days. However, in case of any discrepancies between the two language versions, the English version shall prevail.


         List of appendices:

1)       No 1 - Agreement of Release from Burger King Corporation

2)       No 2 - Confirmed Guaranty by AmRest Holdings N.V.


Company:         Seller:                                Purchaser:


                 /S/ MITCHELL RUBINSON, PRESIDENT       /S/ SIGNATURE ILLEGIBLE
------------     --------------------------------       -----------------------
                 /s/ Larry Schatz, Vice President       /s/ Signature Illegible